Exhibit 15-A



[Letterhead of Deloitte & Touche LLP]

 Deloitte &
 Touche LLP
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                                  Suite 900        Telephone (313) 396-3000
                                  600 Renaissance Center
                                  Detroit, Michigan  48243-1704




Chrysler Financial Corporation
27777 Franklin Road
Southfield, Michigan




We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Chrysler Financial Corporation (a subsidiary of Chrysler Corporation) and consolidated subsidiaries for the periods ended September 30, 1997 and 1996, as indicated in our report dated October 8, 1997; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, is incorporated by reference in Registration Statement Nos. 33-55787, 33-55789, 33-64179 and 333-31093 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP
Detroit, Michigan

October 10, 1997

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Deloitte Touche
Tohmatsu
International
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